November  8,  2004

To:   Gale  Aguilar
Gilroy,  California

Re:  Employment  Letter

Dear  Gale:

We are pleased to confirm our offer to employ you as part of the Force Protection management team on the following terms:

Title:      Interim  Chief Executive Officer. An outline of your scope of duties is  attached.

Compensation:

Salary:
$180,000  per  year,  paid  bi-weekly

Benefits:
Health insurance and other benefits according to the Company's standard benefits package.

Other:
Corporate  Housing  in  Charleston
Performance  Bonus  at  the  discretion  of  the  Board  of  Directors
Signing  Bonus  of  250,000  restricted  common  shares
Stock grant of 1 "Series C" plus 250,000 restricted common stock to vest on January 1, 2005
Stock  grant  of  1  "Series  C"  to  vest  on  June  30,  2005

Start  Date:       October  25,  2004

Employment  Terms:

Your position will be part of the management of Force Protection Inc (jointly with its subsidiary Technical Solutions Group, Inc. referred to as the "Company"). Your place of work will be the Company's offices in Ladson South Carolina.

In consideration of the Company extending this offer to you, you agree to the following:

      You agree to be bound by and comply with the provisions of the Company Employee Handbook (as amended from time to time) and our Code of Ethics & Conduct.

      You agree at all times to protect the Company's best interests and to perform your duties in a diligent and professional manner.

      You agree to treat all Company information and trade secrets as confidential, and agree not to use for your own purposes or disclose such information to outside third parties.

      You agree that work you perform for the Company shall be "work for hire" and that the Company shall own all the results of your work, including all intellectual property rights arising out of or from such work.

      You agree to execute such additional documents as the Company may require from time to time in connection with any of the foregoing matters or as part of the Company's standard policies & procedures, including our "Non-Disclosure Agreement." You acknowledge that such agreements shall be deemed to be a part of your employment agreement, and that the conditions of such agreements may bind you beyond the period of your employment.

      You understand and agree that this employment agreement is "at will," and can be terminated by you or the Company at any time and for any reason without payment of severance compensation or other termination damages.

      You agree that this agreement may be transferred by the Company in connection with any merger, acquisition, reorganization or restructuring, and that it is subject to the jurisdiction and law of the State of South Carolina.

We  are  extremely  pleased to extend this offer to you and look forward to your
contribution  to  our  Company.   If the foregoing is acceptable to you, I would
ask  that  you  kindly  sign  below.

      Regards,

Sincerely  yours,

/s/ Frank Kavanaugh
---------------------------
Frank  Kavanaugh,  Director

/s/ R. Scott Ervin
---------------------------
R.  Scott  Ervin,  Director

Accepted  and  Agreed:
By: /s/ Gale Aguilar_______
---------------------------
Gale  Aguilar